EXHIBIT 99.1

NEWS RELEASE *FOR IMMEDIATE RELEASE*	**Contact:** **Income Opportunity Realty Investors, Inc.** **Investor Relations** **(800) 400-6407** **investor.relations@incomeopp-realty.com**

Income Opportunity Realty Investors, Inc. Reports Fourth Quarter and Full Year 2015 Results

DALLAS (March 30, 2016) Income Opportunity Realty Investors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the fourth quarter ended December 31, 2015. For the three months ended December 31, 2015, the Company reported net loss of $0.34 million or $0.08 per share for the period ended December 31, 2015, as compared to net income of $.32 million or $0.08 per share for the same period ended 2014.

We had a net income applicable to common shares of $1.5 million or $0.36 per diluted earnings per share for the year ended December 31, 2015, as compared to a net income applicable to common shares of $1.6 million or $0.37 per diluted earnings per share for the same period ended 2014.

Land held subject to sales contract is our sole operating segment. In November 2015 the Company entered into a sales contract with an unrelated party. The contract was for all of the developable land owned by the Company. Due to the continuing involvement of the seller including the level of seller financing involved, the transaction is being accounted for under the deposit method. Under the deposit method, the no revenue is recognized and the asset remains on the books until the criteria for full revenue recognition are met. There was no income generated from this segment for the twelve months ended December 31, 2015 and December 31, 2014.

Property operating expenses were $61,000 for the twelve months ended December 31, 2015. This represents an increase of $11,000, as compared to the prior period property operating expenses of $50,000. This increase was primarily due to an increase in real estate taxes and professional services.

General and administrative expenses were $466,000 for the twelve months ended December 31, 2015. This represents a decrease of $107,000, as compared to the prior period general and administrative expenses of $573,000. This decrease was primarily due to a decrease in legal fees.

Net income fee was $187,000 for the twelve months ended December 31, 2015. This represents a decrease of $16,000, as compared to the prior period net income fee of $203,000. The net income fee paid to Pillar is calculated at the rate of 7.5% of net income.

Advisory fees were $704,000 for the twelve months ended December 31, 2015. This represents an increase of $12,000, as compared to the prior period advisory fees of $692,000. Advisory fees are computed based on a gross asset fee of 0.0625% per month (0.75% per annum) of the average of the gross asset value.

Interest income was $4.4 million for the twelve months ended December 31, 2015. This represents a decrease of $300,000 in the current year, as compared to interest income of $4.7 million in the prior period. This decrease is primarily due to a decrease in the receivable amount owed from our Advisor.

Mortgage and loan interest was $706,000 million for the twelve months ended December 31, 2015. This represents a decrease of $54,000, as compared to the prior period expense of $674,000. This decrease is due to a reduction in the outstanding debt obligations in the current year.

About Income Opportunity Realty Investors, Inc.

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Years Ended December 31,		
	2015	2014	2013
	(dollars in thousands, except per share amounts)		
Revenues:			
Rental and other property revenues	$ -	$ -	$ -
Expenses:			
Property operating expenses (including $10, $46 and $51 for the year ended 2015, 2014 and 2013, respectively, from related parties)	61	50	87
General and administrative (including $240, $237 and $234 for the year ended 2015, 2014 and 2013, respectively, from related parties)	466	573	734
Net income fee to related party	187	203	695
Advisory fee to related party	704	692	830
Total operating expenses	1,418	1,518	2,346
Net operating loss	(1,418)	(1,518)	(2,346)
Other income (expenses):			
Interest income from related parties	4,376	4,729	7,129
Other income	-	-	5,804
Mortgage and loan interest	(652)	(706)	(1,160)
Loan charges	-	-	(830)
Total other income	3,724	4,023	10,943
Income before gain on land sales and taxes	2,306	2,505	8,597
Income from continuing operations before tax	2,306	2,505	8,597
Income tax expense	(807)	(946)	(3,063)
Net income from continuing operations	1,499	1,559	5,534
Discontinued operations:			
Net loss from discontinued operations	-	-	(24)
Income tax benefit from discontinued operations	-	-	8
Net loss from discontinued operations	-	-	(16)
Net income	$ 1,499	$ 1,559	$ 5,518
Earnings per share - basic			
Income from continuing operations	$ 0.36	$ 0.37	$ 1.33
Loss from discontinued operations	-	-	-
Net income	$ 0.36	$ 0.37	$ 1.33
Earnings per share - diluted			
Income from continuing operations	$ 0.36	$ 0.37	$ 1.33
Loss from discontinued operations	-	-	-
Net income	$ 0.36	$ 0.37	$ 1.33
Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS

	December 31, 2015	December 31, 2014
	(dollars in thousands, except par value amount)	
Assets		
Real estate land holdings subject to sales contract, at cost	$ 22,717	$ 25,717
Total real estate	22,717	25,717
Notes and interest receivable from related parties	26,708	27,461
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,882	25,635
Cash and cash equivalents	2	7
Receivable and accrued interest from related parties	34,313	40,460
Other assets	2,390	1,257
Total assets	$ 84,304	$ 93,076
Liabilities and Shareholders' Equity		
Liabilities:		
Notes and interest payable	$ -	$ 10,240
Accounts payable and other liabilities	6	37
Total liabilities	6	10,277
Shareholders' equity:		
Common stock, $0.01 par value, authorized 10,000,000 shares; issued 4,173,675 and outstanding 4,168,214 shares in 2015 and 2014	42	42
Treasury stock at cost, 5,461 shares in 2015 and 2014	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	22,340	20,841
Total shareholders' equity	84,298	82,799
Total liabilities and shareholders' equity	$ 84,304	$ 93,076